UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 22, 2015
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer Identification No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant’s telephone number, including area code: (309) 675-1000
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.05.	Costs Associated With Exit or Disposal Activities.

On September 22, 2015, Caterpillar Inc. (“Caterpillar” or the “Company”) committed to a restructuring plan to lower operating costs in response to current economic and business conditions. The restructuring actions are expected to result in a reduction of Caterpillar’s salaried and management workforce, including agency, by about 4,000 – 5,000 people between now and the end of 2016, with most actions occurring in 2015. Overall, the company expects a total possible workforce reduction of more than 10,000 people and the contemplated consolidation and closures of manufacturing facilities, both of which are expected to occur through 2018. Once fully implemented, these actions are expected to lower the Company’s annual operating costs by approximately $1.5 billion.

Pre-tax costs associated with these actions during the remainder of 2015 through 2018 are expected to be about $2 billion for employee-related severance and other termination benefits and other exit-related costs associated with the consolidation of manufacturing facilities. Of this amount, future cash expenditures are expected with respect to employee-related costs of about $1.1 billion and other exit-related costs such as contract termination and equipment relocation of about $500 million. Non-cash charges relating to these restructuring actions, primarily accelerated depreciation as well as potential impairments of property, plant and equipment are expected to be approximately $400 million.

Item 7.01.	Regulation FD Disclosure.

On September 24, 2015, the Company issued a press release that includes an updated forecast for 2015 sales and revenues and a preliminary sales and revenues forecast for 2016. For 2015, the Company now expects sales and revenues to be about $48 billion, or $1 billion lower than the previous outlook of about $49 billion. For 2016, sales and revenues are expected to be about 5 percent lower than the 2015 outlook. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any filing under the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

	Exhibit No.	Description

	99.1	Caterpillar Inc. Press Release dated September 24, 2015.

FORWARD-LOOKING STATEMENTS

Certain statements in this filing relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance, and we do not undertake to update our forward-looking statements.

Caterpillar’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) global and regional economic conditions and economic conditions in the industries we serve; (ii) government monetary or fiscal policies and infrastructure spending; (iii) commodity price changes, component price increases, fluctuations in demand for our products or significant shortages of component products; (iv) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (v) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (vi) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (vii) our Financial Products segment’s risks associated with the financial services industry; (viii) changes in interest rates or market liquidity conditions; (ix) an increase in delinquencies, repossessions or net losses of Cat Financial’s customers; (x) new regulations or changes in financial services regulations; (xi) a failure to realize, or a delay in realizing, all of the anticipated benefits of our acquisitions, joint ventures or divestitures; (xii) international trade policies and their impact on demand for our products and our competitive position; (xiii) our ability to develop, produce and market quality products that meet our customers’ needs; (xiv) the impact of the highly competitive environment in which we operate on our sales and pricing; (xv) failure to realize all of the anticipated benefits from initiatives to increase our productivity, efficiency and cash flow and to reduce costs; (xvi) additional restructuring costs or a failure to realize anticipated savings or benefits from past or future cost reduction actions, including the inability to complete the restructuring activities as contemplated or changes in preliminary accounting estimates due to the significant judgments and assumptions required; (xvii) inventory management decisions and sourcing practices of our dealers and our OEM customers; (xviii) compliance with environmental laws and regulations; (xix) alleged or actual violations of trade or anti-corruption laws and regulations; (xx) additional tax expense or exposure; (xxi) currency fluctuations; (xxii) our or Cat Financial’s compliance with financial covenants; (xxiii) increased pension plan funding obligations; (xxiv) union disputes or other employee relations issues; (xxv) significant legal proceedings, claims, lawsuits or government investigations; (xxvi) changes in accounting standards; (xxvii) failure or breach of IT security; (xxviii) adverse effects of unexpected events including natural disasters; and (xxix) other factors described in more detail under “Item 1A. Risk Factors” in our Form 10-K filed with the SEC on February 17, 2015 for the year ended December 31, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CATERPILLAR INC.

September 24, 2015	By:	/s/James B. Buda
James B. Buda
Executive Vice President, Law and Public Policy

EXHIBIT INDEX
Exhibit No.	Description

99.1	Caterpillar Inc. press release dated September 24, 2015.